Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2019 FINANCIAL RESULTS

Net Investment Income of $0.36 per common share
Declares 27th Consecutive $0.34 per common share Distribution

Chicago, IL - August 2, 2019 - OFS Capital Corporation (NASDAQ:OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the quarter ended June 30, 2019.
FINANCIAL HIGHLIGHTS

•	Net investment income of $4.86 million, or $0.36 per share, an increase of 6% year-over-year and above the $0.34 quarterly distribution.

•	Closed senior loan facility in June 2019; new subsidiary will primarily invest in first lien loans to larger borrowers.

•	Closed investments in the second quarter of 2019 totaled approximately $64.7 million.

•	Net asset value ("NAV") per share decreased to $12.95 at June 30, 2019 from $13.04 at March 31, 2019 due to unrealized depreciation of the portfolio. No new non-accruals.

•	At June 30, 2019, 89% of our loan portfolio consisted of senior secured loans, based on fair value.

•
On July 30, 2019, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the third quarter of 2019, payable on September 30, 2019 to stockholders of record as of September 23, 2019.

"Our net investment income again exceeded our distribution," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "We are pleased to declare our 27th consecutive quarterly distribution of $0.34 per share since our IPO in late 2012. Since then, we have declared over $9 per share of distributions, including a special dividend of $0.37 per share.
We believe that our senior loan facility will further improve our return on equity while improving the overall risk profile of our portfolio. We believe that our advisor’s $2.2 billion platform has the breadth and skills to invest across the corporate loan market, and has been investing in such types of loans since its inception in 1994.”

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At June 30, 2019
Total assets	$504.9
Investment portfolio, at fair value	$484.7
Net assets	$173.1
Net asset value per share	$12.95
Weighted average yield on performing debt investments (1)	11.41%
Weighted average yield on total debt investments (2)	11.10%
Weighted average yield on total investments (3)	10.49%

(1)
The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on our debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, excluding assets on non-accrual basis as of the balance sheet date.

(2)
The weighted average yield on our total debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, including assets on non-accrual basis as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended June 30,
Operating Results	2019	2018
Total investment income	$12.9	$10.3
Net investment income	$4.9	$4.6
Net investment income per common share, basic and diluted	$0.36	$0.34
Net increase in net assets resulting from operations	$3.4	$5.0

	Quarter Ended June 30,
Portfolio Activity	2019	2018
Number of new portfolio companies	22	5
Investments in new portfolio companies	$40.8	$44.2
Investments in existing portfolio companies	$18.4	$2.8
Investments in structured finance notes	5.6	$—
Number of portfolio companies at end of period	69	42

PORTFOLIO AND INVESTMENT ACTIVITIES

During the second quarter of 2019, OFS Capital closed $40.8 million of senior secured debt investments in 22 new portfolio companies. In addition, we made $18.4 million of new senior secured debt investments in existing portfolio companies and one $5.6 million investment in a new structured finance note.
The total fair value of OFS Capital’s investment portfolio was $484.7 million at June 30, 2019, which was equal to approximately 96% of amortized cost. As of June 30, 2019, the fair value of OFS Capital's debt investment portfolio totaled $424.9 million in 64 portfolio companies, of which 89% and 11% were senior secured loans and subordinated loans, respectively. As of June 30, 2019, we also held approximately $38.7 million in equity investments, at fair value, in 15 portfolio companies in which we also held debt investments, as well as five portfolio companies in which we solely held an equity investment. As of June 30, 2019, our investment portfolio also included three investments in structured finance notes with a fair value of $21.1 million. We had unfunded commitments of $4.1 million to three portfolio companies at June 30, 2019. As of June 30, 2019, floating rate loans as a percentage of fair value comprised 89% of OFS Capital’s debt investment portfolio, with the remaining 11% in fixed rate loans.

RESULTS OF OPERATIONS
Income
Investment Income
Interest income increased by $3.0 million for the three months ended June 30, 2019, compared to the three months ended June 30, 2018, due to a $3.1 million increase caused by an approximately $100 million increase in the average outstanding performing loan balance offset, in part, by a $0.1 million decrease resulting from a 8 basis point decrease in the recurring earned yield on our portfolio. Fee income decreased $0.2 million for the three months ended June 30, 2019 compared to the three months ended June 30, 2018, primarily due to a decrease in syndication fees resulting from a $24 million decrease in loan originations during the period in which OFS Capital Management, LLC sourced, structured, and arranged the lending group, and for which we were additionally compensated.

Expenses
Interest expense
Interest expense for the three months ended June 30, 2019 increased $1.5 million over the corresponding period in the prior year primarily due to the issuance of $98.5 million in unsecured notes issued during April and October 2018.
Management fee
Management fee expense for the three months ended June 30, 2019 increased $0.5 million over the corresponding period in the prior year due to an increase in our average total assets, resulting from the deployment of the $98.5 million from the issuance of unsecured notes during April and October 2018.
Incentive fee
Incentive fee expense increased by $0.1 million for the three months ended June 30, 2019 compared to the three months ended June 30, 2018 primarily due to additional net investment income resulting from the increase in the size of the portfolio.
Administration fee
Administration fee expense for the three months ended June 30, 2019 increased $0.1 million over the corresponding period in the prior year primarily due to an increase in our allocable portion of OFS Services’s overhead.
Net Gain (Loss) on Investments
We recognized net losses of $3.3 million on senior secured debt during the three months ended June 30, 2019, primarily as a result of the unrealized depreciation of $2.5 million on Constellis Holdings, LLC.
We recognized net gains of $0.1 million on subordinated debt during the three months ended June 30, 2019, primarily as a result of net positive impact of portfolio company-specific performance factors.
We recognized net gains of $0.1 million on preferred equity investments for the three months ended June 30, 2019, primarily as a result of net positive impact of portfolio company-specific performance factors.
We recognized net gains of $1.7 million on common equity and warrant investments for the three months ended June 30, 2019, primarily as a result of unrealized appreciation of $0.7 million and $0.6 million on our investments in Professional Pipe Holdings, LLC and MTE Holding Corp, respectively.

We recognized net losses of $0.2 million on Structured Finance Notes for the three months ended June 30, 2019, primarily as a result of unrealized depreciation due to net negative impact of mark-to-market adjustments in the second quarter.
LIQUIDITY AND CAPITAL RESOURCES
At June 30, 2019, we had $9.4 million in cash, which includes cash of $6.0 million held by our wholly owned small business investment company OFS SBIC I, LP ("SBIC I LP"), and $149.9 million in outstanding SBA-guaranteed debentures. Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of June 30, 2019, we had $42.6 million available for additional borrowings under our senior secured revolving credit facility with Pacific Western Bank, and had drawn all of our available SBA-guaranteed debentures.
RECENT DEVELOPMENTS
Formation of Senior Loan Subsidiary
On June 20, 2019, OFSCC-FS, LLC, an indirect wholly owned subsidiary of OFS Capital ("OFSCC-FS"), entered into a revolving credit and security agreement with BNP Paribas, which provides for borrowings in an aggregate principal amount up to $150 million. We believe the BNP Facility will enable us to use the flexibility and incremental leverage permitted under the Small Business Credit Availability Act. Borrowings under the BNP Facility will bear interest based on an annual adjusted LIBOR rate for the relevant interest period, plus an applicable spread. The BNP Facility will mature on the earlier of June 20, 2024 or upon certain other events defined in the credit agreement which result in accelerated maturity.
On June 11, 2019, OFS Capital Management, LLC, the Company's investment adviser ("OFS Advisor"), agreed to waive a portion of its base management fee by reducing the portion of such fee from 0.4375% per quarter (1.75% annualized) to 0.25% per quarter (1.00% annualized) of the average value of the portion of the total assets held by us through OFSCC-FS (the "OFSCC-FS Assets"), at the end of the two most recently completed calendar quarters to the extent that such portion of the OFSCC-FS Assets are financed using leverage (also calculated on an average basis) that causes our statutory asset coverage ratio to fall below 200%. When calculating our statutory asset coverage ratio, we exclude our SBA guaranteed debentures from its total outstanding senior securities as permitted pursuant to exemptive relief issued by the Securities and Exchange Commission dated November 26, 2013. The waiver will be renewable on an annual basis and the amount of the base management fee waived with respect to the OFSCC-FS Assets shall not be subject to recoupment by OFS Advisor.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, August 2, 2019, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 12, 2019 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10133682.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the second quarter ended June 30, 2019, which we expect to file with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $369,053 and $312,223, respectively)	$351,990	$297,749
Affiliate investments (amortized cost of $123,105 and $90,751, respectively)	121,997	89,103
Control investments (amortized cost of $10,400 and $10,337, respectively)	10,731	9,945
Total investments at fair value (amortized cost of $502,558 and $413,311, respectively)	484,718	396,797
Cash	9,404	38,172
Interest receivable	3,733	2,787
Receivable for investment sold	2,003	—
Prepaid expenses and other assets	5,013	3,665
Total assets	$504,871	$441,421

Liabilities
Revolving line of credit	$38,250	$12,000
SBA debentures (net of deferred debt issuance costs of $2,094 and $2,280, respectively)	147,786	147,600
Unsecured notes (net of deferred debt issuance costs of $3,051 and $3,299 respectively)	95,474	95,226
Interest payable	2,677	2,791
Payable to adviser and affiliates	3,850	3,700
Payable for investments purchased	42,280	4,151
Accrued professional fees	891	637
Other liabilities	531	293
Total liabilities	331,739	266,398

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2019, and December 31, 2018, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,366,461 and 13,357,337 shares issued and outstanding as of June 30, 2019, and December 31, 2018, respectively	134	134
Paid-in capital in excess of par	187,814	187,540
Total distributable earnings (losses)	(14,816)	(12,651)
Total net assets	173,132	175,023

Total liabilities and net assets	$504,871	$441,421

Number of shares outstanding	13,366,461	13,357,337
Net asset value per share	$12.95	$13.10

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Investment income
Interest income:
Non-control/non-affiliate investments	$9,287	$6,326	$17,929	$12,084
Affiliate investments	2,660	2,768	4,993	4,853
Control investment	263	250	522	489
Total interest income	12,210	9,344	23,444	17,426
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	96	122	193	346
Affiliate investments	300	285	552	746
Control investment	28	27	55	54
Total payment-in-kind interest and dividend income	424	434	800	1,146
Dividend income:
Affiliate investments	—	—	173	130
Control investment	89	94	89	127
Total dividend income	89	94	262	257
Fee income:
Non-control/non-affiliate investments	154	387	496	413
Affiliate investments	5	3	210	5
Control investment	18	16	33	34
Total fee income	177	406	739	452
Total investment income	12,900	10,278	25,245	19,281
Expenses
Interest and financing expense	3,645	2,169	7,100	3,803
Management fee	2,055	1,548	3,898	2,908
Incentive fee	1,245	1,135	2,408	1,871
Professional fees	368	200	903	401
Administration fee	417	358	854	941
Other expenses	310	310	394	1,005
Total expenses before incentive fee waiver	8,040	5,720	15,557	10,929
Incentive fee waiver	—	—	—	(22)
Total expenses, net of incentive fee waiver	8,040	5,720	15,557	10,907
Net investment income	4,860	4,558	9,688	8,374

Net realized and unrealized gain (loss) on investments
Net realized loss on non-control/non-affiliate investments	(90)	(5,464)	(894)	(5,003)
Net realized loss on affiliate investments	—	(3,477)	—	(4,018)
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments, net of taxes	(3,630)	5,411	(2,972)	3,848
Net unrealized appreciation on affiliate investments	1,660	3,928	540	5,173
Net unrealized appreciation on control investment	553	39	723	114

Net gain (loss) on investments	(1,507)	437	(2,603)	114

Net increase in net assets resulting from operations	$3,353	$4,995	$7,085	$8,488

Net investment income per common share – basic and diluted	$0.36	$0.34	$0.73	$0.63
Net increase in net assets resulting from operations per common share – basic and diluted	$0.25	$0.37	$0.53	$0.64
Distributions declared per common share	$0.34	$0.34	$0.68	$1.05
Basic and diluted weighted average shares outstanding	13,361,193	13,348,793	13,359,338	13,344,670

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management’s belief that the BNP Facility will improve the Company's return on equity and the overall risk profile of its portfolio when there can be no assurance that such impact will occur; the belief that the breadth and skill set of OFS Advisor’s platform positions the Company to capitalize on investments across the corporate loan market; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

1   Registration does not imply a certain level of skill or training